Execution Copy

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the "Agreement") is made and entered into on October 9, 2007 between the stockholders set forth on the signature page to this Agreement (each, a "Holder") and Wentworth II, Inc., a Delaware corporation (the "Company").

RECITALS

A. The Company has determined that it is advisable and in its best interest to enter into (i) that certain Share Exchange Agreement, dated as of October 9, 2007 (the “Exchange Agreement”) with Omnia Luo Group Limited, a British Virgin Islands company (“Omnia Luo”) and the individuals named therein (the “Omnia Luo Shareholders”), pursuant to which the Company will consummate an exchange of certain of its shares for all of the outstanding shares of Omnia Luo (the “Exchange”), and (ii) that certain Securities Purchase Agreement, dated as of October 9, 2007 (the “Purchase Agreement”) with the Investors named therein (the "Investors"), pursuant to which the Company will issue and sell in a private offering securities of the Company (the "Offering"). Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement will have the meanings given such terms in the Purchase Agreement.

B. In connection with the Offering, the Company has agreed to provide the Investors certain registration rights pursuant to a Registration Rights Agreement dated as of October 9, 2007 (the “Registration Rights Agreement”), and in furtherance thereof has agreed to file a registration statement to enable the Investors to resell the securities which are the subject of the Offering.

C. It is a condition to the consummation of the closing of the Exchange and to the Investors' respective obligations to close under the Purchase Agreement and provide the financing contemplating by the Offering that each Holder execute and deliver to the Company this Agreement.

D. In contemplation of, and as a material inducement for the Omnia Luo Shareholders to enter into the Exchange Agreement and for the Investors to enter into the Purchase Agreement, the Holder and the Company have each agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Effectiveness of Agreement. This Agreement shall become null and void if the Purchase Agreement is terminated prior to closing. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Company or any other person.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. Holder hereby represents and warrants that it does not beneficially own (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) any shares of Common Stock, or any economic interest therein or derivative therefrom, other than those shares of Common Stock specified on its signature page to this Agreement. For purposes of the Agreement the shares of Common Stock beneficially owned by such Holder as specified on its signature page to this Agreement are collectively referred to as the “Holder’s Shares.”

4. Lockup. The Holder irrevocably agrees that from and after the date of this Agreement and through and including the date which is six months after the first Effective Date (as defined in the Registration Rights Agreement) (the "Lockup Period"), it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Holder’s Shares or warrants or other rights to purchase Holder’s Shares or other shares of Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Holder’s Shares, or warrants or other rights to purchase shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (collectively, a “Transfer”). In furtherance thereof, the Company will (x) place a stop order on all Holder’s Shares covered by any registration statements, (y) notify its transfer agent in writing of the stop order and the restrictions on such Holder’s Shares under this Agreement and direct the transfer agent not to process any attempts by the Holder to Transfer any Holder’s Shares, whether under such registration statements or otherwise, in violation of this Agreement. Notwithstanding the foregoing, a Holder’s Shares may be sold or otherwise transferred in a private non-market transaction during the Lock-Up Period so long as the acquirer of the Hoder’s Shares, by written agreement with the Company entered into at the time of acquisition and delivered to the Company prior to the consummation of such acquisition, agrees to be bound by the restrictions set forth in this Agreement

5. No Third-Party Rights. No parties other than the Holder and the Company shall have any rights to enforce this Agreement.

6. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Company and the Holder to which such amendment directly relates. It is expressly acknowledged and agreed by each Holder that the Company may modify, amend or waive provisions of this Agreement as to one or more Holders without being required to do so, or give notice thereof, to any other Holder.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Remedies. The Company shall have the right to specifically enforce all of the obligations of the Holder under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Holder recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Therefore, the Holder agrees that the Company shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

15. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement as of the day and year first above written.

Name: [________]

Number of shares of Common Stock beneficially owned:

WENTWORTH II, INC.

By:
Name:
Title: